UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 4, 2007
CELLULAR TECHNICAL SERVICES COMPANY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	0-19437 (Commission File Number)	11-2962080 (IRS Employer Identification No.)
4400 Biscayne Blvd
Suite 980
Miami, Florida, 33137
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (305) 575-6015
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
     This current report on Form 8-K/A amends the current report on Form 8-K filed by Cellular Technical Services Company, Inc., a Delaware corporation (the “Company”), on September 10, 2007 (the “Original 8-K”), in connection with the Company’s acquisition of 100% of the outstanding membership interests in SafeStitch LLC, a Virginia limited liability company (“SafeStitch”), in exchange for 11,256,369 shares of the common stock of the Company, which represented a majority of the Company’s outstanding shares of common stock after the acquisition (the “SafeStitch Acquisition”).
     The Original 8-K included unaudited historical financial statements for the combined operations of the Company and SafeStich for the six month periods ended June 30, 2007 and June 30, 2006 and for the period beginning September 15, 2005 (inception of SafeStitch) and ended June 30, 2007 and pro-forma information. For accounting purposes, the SafeStitch Acquisition has been treated as a recapitalization of SafeStitch, with SafeStitch as the acquirer (reverse acquisition), and the Company’s historical financial statements prior to September 4, 2007 are those of SafeStitch. The financial statements of SafeStitch was audited by other than the Company’s auditors. The Company only recently determined that certain adjustments were required in the accounting for certain general and administrative and research and development expenses contained in the financial statements for and as of the six months ended June 30, 2007 and June 30, 2006 and for the period beginning September 15, 2005 (inception of SafeStitch) and ended June 30, 2007, which were included in the Original 8-K. This current report on Form 8-K/A revises certain financial information with respect to the foregoing accounting adjustments and specifically amends Item 1A (Risk Factors), Item 2 (Financial Information) and Item 15 (Financial Statements and Exhibits) of the Form 10 disclosures set forth in the Original 8-K.
     This current report on Form 8-K/A sets forth the financial statements and related disclosure for the six months ended June 30, 2007 and June 30, 2006 and for the period beginning September 15, 2005 (inception of SafeStitch) and ended June 30, 2007 (including pro forma information), which are the only periods for which changes were made. Also, although the entirety of Item 1A has been reproduced herein, only the first risk factor (“We have a history of operating losses and we do not expect to become profitable in the near future”) has been amended so that it reflects the revised financial information contained therein.
     The summary of changes to the Company’s previously issued unaudited financial statements for the six months ended June 30, 2007 and 2006 is as follows:
Safestitch, LLC
(A Development Stage Company)
Statement of Operations as Originally
reported on Form 8-K as of September 4, 2007
Six Months ended June 30, 2007 and 2006
and for the period September 15, 2005 (inception) to June 30, 2007

	Six Months Ended		September 15, 2005
	June 30		(Inception) to
	2007	2006	June 30, 2007
Research and Development Expense
As originally reported	$582,876	$113,520	$1,406,756
Adjustment	200,581	171,993	200,581

As restated	$783,457	$285,513	$1,607,337

General and Adminstrative Expenses
As originally reported	$377,368	$137,719	$708,786
Adjustment	(79,093)	4,955	(79,093)

As restated	$298,275	$142,674	$629,693

Net Loss
As originally reported	$(961,099)	$(249,874)	$(2,096,713)
Adjustment	(121,488)	(176,948)	(121,488)

As restated	$(1,082,587)	$(426,822)	$(2,218,201)

Safestitch, LLC
(A Development Stage Company)
Statement of Financial Position
reported on Form 8-K as of September 4, 2007
As of June 30, 2007 and 2006

	June 30
	2007	2006
Accounts Payable
As originally reported	$116,114	$92,528
Adjustment	121,488	176,948

As restated	$237,602	$269,476

Deficit Accumulated during Development Stage
As originally reported	$(2,096,713)	$(325,864)
Adjustment	(121,488)	(176,948)

As restated	$(2,218,201)	$(502,812)

FORM 10 DISCLOSURES
Item 1A. Risk Factors
     An investment in our company involves a significant level of risk. Investors should carefully consider the risk factors described below together with the other information included in the Current Report on Form 8-K, filed by the Company on September 10, 2007, as amended by this Current Report on Form 8-K/A. If any of the risks described below occurs, or if other risks not identified below occur, our business, financial condition, and results of operations could be materially adversely affected.
     We have a history of operating losses and we do not expect to become profitable in the near future.
     We are a pre-clinical-stage medical device company with a limited operating history. Our SafeStitch subsidiary is not profitable and has incurred losses since its inception. We do not anticipate that we will generate revenue from the sale of products for the foreseeable future. We have not yet submitted any products for clearance or approval by regulatory authorities and we do not currently have rights to any product candidates that have been cleared or approved for marketing in our territory. We continue to incur research and development and general and administrative expenses related to our operations. Our net losses for our SafeStitch subsidiary for the six months ended June 30, 2007, for the year ended December 31, 2006 and for the partial year from September 15, 2005 until December 31, 2005 were ($1,082,587), $(1,059,624) and $(75,990), respectively. As of June 30, 2007, we had an accumulated deficit of ($2,218,201). We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our research activities and conduct development of, and seek regulatory clearances and approvals for, our product candidates, and prepare for and begin to commercialize any cleared or approved products. If our product candidates fail in clinical trials or do not gain regulatory clearance or approval, or if our product candidates do not achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

     Our technologies are in an early stage of development and are unproven.
     We are engaged in the research and development of intraluminal medical devices that manipulate tissues for the treatment of intraperitoneal abnormalities, including obesity, GERD, Barrett’s Esophagus, esophageal obstructions, upper gastrointestinal bleeding and hernia formation. The effectiveness of our technologies is not well-known in, or accepted generally by, the clinical medical community. There can be no assurance that we will be able to successfully employ our technologies as surgical, therapeutic or diagnostic solutions for any intraperitoneal abnormalities. Our failure to establish the efficacy and safety of our technologies would have a material adverse effect on our business.
     Our product research and development activities may not result in commercially viable products.
     Our product candidates are all in very early stages of development and are prone to the risks of failure inherent in medical device product development; but none of our products has been studied in clinical trials. We will likely be required to undertake significant clinical trials to demonstrate to the FDA that our licensed devices are either safe and effective for their intended uses or are substantially equivalent in terms of safety and effectiveness to an existing, lawfully marketed non-PMA device. We may also be required to undertake clinical trials by non-U.S. regulatory agencies. Clinical trials are expensive and uncertain processes that may take years to complete. Failure can occur at any point in the process, and early positive results do not ensure that the entire clinical trial will be successful. Product candidates in clinical trials may fail to show desired efficacy and safety traits despite early promising results. A number of companies in the medical device industry have suffered significant setbacks in advanced clinical trials, even after obtaining promising results at earlier points.
     The results of previous animal trials and pre-clinical and clinical trials of similar devices may not be predictive of future results, and our current and planned clinical trials may not satisfy the requirements of the FDA or other non-U.S. regulatory authorities.
     Positive results from limited in vivo and ex vivo animal trials we have conducted or from pre-clinical studies and early clinical experience with similar devices should not be relied upon as evidence that later-stage or large-scale clinical trials will succeed. We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates either (i) are safe and effective for their intended uses or (ii) are substantially equivalent in terms of safety and effectiveness to devices that are already marketed under Section 510(k).
     Further, our product candidates may not be cleared or approved, as the case may be, even if the clinical data are satisfactory and support, in our view, clearance or approval. The FDA or other non-U.S. regulatory authorities may disagree with our trial design and our interpretation of the clinical data. In addition, any of these regulatory authorities may change requirements for the clearance or approval of a product candidate even after reviewing and providing comment on a protocol for a pivotal clinical trial that has the potential to result in FDA approval. In addition, any of these regulatory authorities may also clear or approve a product candidate for fewer or more limited uses than we request or may grant clearance or approval contingent on the performance of costly post-marketing clinical trials. In addition, the FDA or other non-U.S. regulatory authorities may not approve the labeling claims necessary or desirable for the successful commercialization of our product candidates.
     We are highly dependent on the success of our initial product candidates, especially the Obesity Device, the GERD Device and the Barrett’s Device. We cannot give any assurance that the FDA will permit us to clinically test the devices, nor can we give any assurance that these products will receive regulatory clearance or approval or be successfully commercialized, for a number of reasons, including without limitation the potential introduction by our competitors of more clinically-effective or cost-effective alternatives or failure in our sales and marketing efforts, or our failure to obtain positive coverage determinations or reimbursement. Any failure to obtain clearance or approval of our products or to successfully commercialize them would have a material and adverse effect on our business.
     We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.
     We intend to advance multiple product candidates through clinical and pre-clinical development. We will need to raise substantial additional capital to engage in our clinical and pre-clinical development and commercialization activities.
•	Our future funding requirements will depend on many factors, including but not limited to:

•	our need to expand our research and development activities;

•	the rate of progress and cost of our clinical trials;

•	the costs associated with establishing a sales force and commercialization capabilities;

•	the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;

•	the costs and timing of seeking and obtaining FDA and other non-U.S. regulatory clearances and approvals;

•	the economic and other terms and timing of our existing licensing arrangement and any collaboration, licensing or other arrangements into which we may enter in the future;

•	our need and ability to hire additional management and scientific and medical personnel;

•	the effect of competing technological and market developments;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and

•	our ability to maintain, expand and defend the scope of our intellectual property portfolio.
     Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. We do not know whether additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more of our clinical trials or research and development programs.
     If our competitors develop and market products that are more effective, safer or less expensive than our future product candidates, our commercial opportunities will be negatively impacted.
     The life sciences industry is highly competitive, and we face significant competition from many medical device companies that are researching and marketing products designed to address the intraperitoneal abnormalities we are endeavoring to address. We are currently developing medical devices that will compete with other medical devices that currently exist or are being developed. Products we may develop in the future are also likely to face competition from other medical devices and therapies. Many of our competitors have significantly greater financial, manufacturing, marketing and product development resources than we do. Large medical devices companies, in particular, have extensive experience in clinical testing and in obtaining regulatory clearances or approvals for medical devices. These companies also have significantly greater research and marketing capabilities than we do. As indicated, there are also other methods to treat obesity, such as diet, exercise and medicine. Other competitors have developed products such as medical implants that occupy volume in the stomach to promote the feeling of satiety (Helioscopie) or gastric sleeves to reduce food intake. Some of the medical device companies we expect to compete with include USGI Medical, TOGa Devices from Satiety, StomaphyX and EsophyX from EndoGastric Solution, Inc., NDO Surgical, Inc., Medigus, Ltd., Bard, LLC, Olympus Medical Equipment Services America, Inc., BARRX Medical, Inc., Boston Scientific Corporation, Cook Medical Supply, Inc., Miller Medical Specialties, U.S. Endoscopy, The Rush Incorporated and a number of bite block manufacturers. In addition, many other universities and private and public research institutions are or may become active in research involving surgical devices for gastrointestinal abnormalities and minimally invasive surgery.
•	We believe that our ability to successfully compete will depend on, among other things:

•	the results of our clinical trials;

•	our ability to recruit and enroll patients for our clinical trials;

•	the efficacy, safety and reliability of our product candidates;

•	the speed at which we develop our product candidates;

•	our ability to commercialize and market any of our product candidates that may receive regulatory clearance or approval;

•	our ability to design and successfully execute appropriate clinical trials;

•	the timing and scope of regulatory clearances or approvals;

•	appropriate coverage and adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;

•	our ability to protect intellectual property rights related to our products;

•	our ability to have our partners manufacture and sell commercial quantities of any approved products to the market; and

•	acceptance of future product candidates by physicians and other health care providers.
     If our competitors market products that are more effective, safer, easier to use or less expensive than our future product candidates, if any, or that reach the market sooner than our future product candidates, if any, we may not achieve commercial success. In addition, the medical device industry is characterized by rapid technological change. It may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete or less competitive.
     Our product development activities could be delayed or stopped.
     We do not know whether our other planned clinical trials will be completed on schedule, or at all, and we cannot guarantee that our planned clinical trials will begin on time or at all. The commencement of our planned clinical trials could be substantially delayed or prevented by several factors, including:
•	limited number of, and competition for, suitable patients that meet the protocol’s inclusion criteria and do not meet any of the exclusion criteria;

•	limited number of, and competition for, suitable sites to conduct our clinical trials, and delay or failure to obtain FDA approval, if necessary, to commence a clinical trial;

•	delay or failure to obtain sufficient supplies of the product candidate for our clinical trials;

•	requirements to provide the medical device required in our clinical trial at cost, which may require significant expenditures that we are unable or unwilling to make;

•	delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or investigators; and

•	delay or failure to obtain institutional review board, or IRB, approval or renewal to conduct a clinical trial at a prospective or accruing site, respectively.
     The completion of our clinical trials could also be substantially delayed or prevented by several factors, including:
•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	unforeseen safety issues;

•	lack of efficacy evidenced during clinical trials;

•	termination of our clinical trials by one or more clinical trial sites;

•	inability or unwillingness of patients or medical investigators to follow our clinical trial protocols; and

•	inability to monitor patients adequately during or after treatment.
     Our clinical trials may be suspended or terminated at any time by the FDA, other regulatory authorities, the IRB for any given site, or us. Any failure or significant delay in completing clinical trials for our product candidates could materially harm our financial results and the commercial prospects for our product candidates.

     The regulatory approval process is expensive, time consuming and uncertain and may prevent us or our collaboration partners from obtaining approvals for the commercialization of some or all of our product candidates.
     The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of medical devices are subject to extensive regulation by the FDA and other non-U.S. regulatory authorities, which regulations differ from country to country. We are not permitted to market our product candidates in the United States until we receive a clearance letter under the 510(k) process or approval of a PMA from the FDA, depending on the nature of the device. We have not submitted an application or premarket notification for or received marketing clearance or approval for any of our product candidates. Obtaining approval of any PMA can be a lengthy, expensive and uncertain process. While the FDA normally reviews and clears a premarket notification in three months, there is no guarantee that our products will qualify for this more expeditious regulatory process, which is reserved for Class I and II devices, nor is there any assurance, that even if a device is reviewed under the premarket notification process (510(k) process), that the FDA will review it expeditiously or determine that the device is substantially equivalent to a lawfully marketed non-PMA device. If the FDA fails to make this finding, then we cannot market the device. In lieu of acting on a premarket notification, the FDA may seek additional information or additional data which would further delay our ability to market the product. In addition, failure to comply with FDA, non-U.S. regulatory authorities or other applicable U.S. and non-U.S. regulatory requirements may, either before or after product clearance or approval, if any, subject our company to administrative or judicially imposed sanctions, including:
•	restrictions on the products, manufacturers or manufacturing process;

•	adverse inspectional observations (Form 483), warning letters or non-warning letters incorporating inspectional observations;

•	civil and criminal penalties;

•	injunctions;

•	suspension or withdrawal of regulatory clearances or approvals;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to clear or approve pending applications or premarket notifications.
     Regulatory approval of a PMA, PMA supplement or clearance pursuant to a premarket notification is not guaranteed, and the approval or clearance process, as the case may be, is expensive and, may, especially in the case of the PMA application, take several years. The FDA also has substantial discretion in the medical device clearance process or approval process. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional pre-clinical studies and clinical trials. The number of pre-clinical studies and clinical trials that will be required for FDA clearance or approval varies depending on the medical device candidate, the disease or condition that the medical device candidate is designed to address, and the regulations applicable to any particular medical device candidate. The FDA can delay, limit or deny clearance or approval of a medical device candidate for many reasons, including:
•	a medical device candidate may not be deemed safe or effective, in the case of a PMA application;

•	a medical device candidate may not be deemed to be substantially equivalent to a lawfully marketed non-PMA device in the case of a premarket notification;

•	FDA officials may not find the data from pre-clinical studies and clinical trials sufficient;

•	the FDA might not approve our third-party manufacturer’s processes or facilities; or

•	the FDA may change its clearance or approval policies or adopt new regulations.

     Failure to recruit and enroll patients for clinical trials may cause the development of our product candidates to be delayed.
     We may encounter delays if we are unable to recruit and enroll and retain enough patients to complete clinical trials. Patient enrollment depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in patient enrollment are not unusual. Any such delays in planned patient enrollment may result in increased costs, which could harm our ability to develop products.
     Even if we obtain regulatory clearances or approvals for our product candidates, the terms of clearances or approvals and ongoing regulation of our products may limit how we manufacture and market our product candidates, which could materially impair our ability to generate anticipated revenues.
     Once regulatory clearance or approval has been granted, the cleared or approved product and its manufacturer are subject to continual review. Any cleared or approved product may only be promoted for its indicated uses. In addition, if the FDA or other non-U.S. regulatory authorities clear or approve any of our product candidates, the labeling, packaging, adverse event reporting, storage, advertising and promotion for the product will be subject to extensive regulatory requirements. We and the manufacturers of our products are also required to comply with the FDA’s Quality System Regulation, which include requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Moreover, device manufacturers are required to report adverse events by filing with the FDA Medical Device Reports, which are publicly available. Further, regulatory agencies must approve our manufacturing facilities before they can be used to manufacture our products, and these facilities are subject to ongoing regulatory inspection. If we fail to comply with the regulatory requirements of the FDA and other non-U.S. regulatory authorities, or if previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions, including:
•	restrictions on the products, manufacturers or manufacturing process;

•	adverse inspectional observations (Form 483), warning letters, non-warning letters incorporating inspectional observations;

•	civil or criminal penalties or fines;

•	injunctions;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	suspension or withdrawal of regulatory clearances or approvals;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to clear or approve pending applications or premarket notifications.
     In addition, the FDA and other non-U.S. regulatory authorities may change their policies and additional regulations may be enacted that could prevent or delay regulatory clearance or approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we would likely not be permitted to market our future product candidates and we may not achieve or sustain profitability.
     Even if we receive regulatory clearance or approval to market our product candidates, the market may not be receptive to our products.
     Even if our product candidates obtain regulatory clearance or approval, resulting products may not gain market acceptance among physicians, patients, health care payors and/or the medical community. We believe that the degree of market acceptance will depend on a number of factors, including:
•	timing of market introduction of competitive products;

•	safety and efficacy of our product;

•	prevalence and severity of any side effects;

•	potential advantages or disadvantages over alternative treatments;

•	strength of marketing and distribution support;

•	price of our future product candidates, both in absolute terms and relative to alternative treatments; and

•	availability of coverage and reimbursement from government and other third-party payors.
     If our future product candidates fail to achieve market acceptance, we may not be able to generate significant revenue or achieve or sustain profitability.
     The coverage and reimbursement status of newly cleared or approved medical devices is uncertain, and failure to obtain adequate coverage and adequate reimbursement could limit our ability to market any future product candidates we may develop and decrease our ability to generate revenue from any of our existing and future product candidates that may be cleared or approved.
     There is significant uncertainty related to the third-party coverage and reimbursement of newly cleared or approved medical devices. Normally, surgical devices are not directly covered; instead, the procedure using the device is subject to a coverage determination by the insurer. The commercial success of our existing and future product candidates in both domestic and international markets will depend in part on the availability of coverage and adequate reimbursement from third-party payors, including government payors, such as the Medicare and Medicaid programs, managed care organizations and other third-party payors. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new products and, as a result, they may not cover or provide adequate payment for our existing and future product candidates. These payors may conclude that our product candidates are not as safe or effective as existing devices or that procedures using our devices are not as safe or effective as the existing procedures using other devices. These payors may also conclude that the overall cost of the procedure using one of our devices exceeds the overall cost of the competing procedure using another type of device, and third-party payors may not approve our product candidates for coverage and adequate reimbursement. The failure to obtain coverage and adequate reimbursement for our existing and future product candidates or health care cost containment initiatives that limit or restrict reimbursement for our existing and future product candidates may reduce any future product revenue.
     If we fail to attract and retain key management and scientific personnel, we may be unable to successfully develop or commercialize our product candidates.
     We will need to expand and effectively manage our managerial, operational, financial, development and other resources in order to successfully pursue our research, development and commercialization efforts for our existing and future product candidates. Our success depends on our continued ability to attract, retain and motivate highly qualified management and pre-clinical and clinical personnel. The loss of the services of any of our senior management, particularly Jeffrey G. Spragens, Dr. Stewart B. Davis and Dr. Charles Filipi, could delay or prevent the development or commercialization of our product candidates. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. We employ these individuals on an at-will basis and their employment can be terminated by us or them at any time, for any reason and with or without notice. We will need to hire additional personnel as we continue to expand our research and development activities and build a sales and marketing function.
     We have scientific and clinical advisors who assist us in formulating our research, development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.
     We may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for qualified personnel among medical device and other businesses. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our research and development objectives, our ability to raise additional capital and our ability to implement our business strategy. In particular, if we lose any members of our senior management team, we may not be able to find suitable replacements in a timely fashion or at all and our business may be harmed as a result.

     As we evolve from a company primarily involved in development to a company also involved in commercialization, we may encounter difficulties in managing our growth and expanding our operations successfully.
     As we advance our product candidates through research and development, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with such third parties, as well as additional collaborators and suppliers. Maintaining these relationships and managing our future growth will impose significant added responsibilities on members of our management. We must be able to: manage our development efforts effectively; manage our clinical trials effectively; hire, train and integrate additional management, development, administrative and sales and marketing personnel; improve our managerial, development, operational and finance systems; and expand our facilities, all of which may impose a strain on our administrative and operational infrastructure.
     Furthermore, we may acquire additional businesses, products or product candidates that complement or augment our existing business. Integrating any newly acquired business or product could be expensive and time-consuming. We may not be able to integrate any acquired business or product successfully or operate any acquired business profitably. Our future financial performance will depend, in part, on our ability to manage any future growth effectively and our ability to integrate any acquired businesses. We may not be able to accomplish these tasks, and our failure to accomplish any of them could prevent us from successfully growing our company.
     If we fail to acquire and develop other products or product candidates at all or on commercially reasonable terms, we may be unable to diversify or grow our business.
     We intend to continue to rely on in-licensing as the source of our products and product candidates for development and commercialization. The success of this strategy depends upon our ability to identify, select and acquire medical device product candidates. Proposing, negotiating and implementing an economically viable product acquisition or license is a lengthy and complex process. We compete for partnering arrangements and license agreements with other medical device companies and academic research institutions. Our competitors may have stronger relationships with third parties with whom we are interested in collaborating and/or may have more established histories of developing and commercializing products. As a result, our competitors may have a competitive advantage in entering into partnering arrangements with such third parties. In addition, even if we find promising product candidates, and generate interest in a partnering or strategic arrangement to acquire such product candidates, we may not be able to acquire rights to additional product candidates or approved products on commercially reasonable terms that we find acceptable, or at all.
     We expect that any product candidate to which we acquire rights will require additional development efforts prior to commercial sale, including extensive clinical testing and clearance or approval by the FDA and other non-U.S. regulatory authorities. All product candidates are subject to the risks of failure inherent in medical device product development, including the possibility that the product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. Even if the product candidates are cleared or approved, we cannot be sure that they would be capable of economically feasible production or commercial success.
     We rely on third parties to manufacture and supply our product candidates.
     We do not own or operate manufacturing facilities for clinical or commercial production of our product candidates. We have no experience in medical device manufacturing, and we lack the resources and the capability to manufacture any of our product candidates on a clinical or commercial scale. If our future manufacturing partners are unable to produce our products in the amounts that we require, we may not be able to establish a contract and obtain a sufficient alternative supply from another supplier on a timely basis and in the quantities we require. We expect to depend on third-party contract manufacturers for the foreseeable future.
     Our product candidates require precise, high quality manufacturing. Any of our contract manufacturers will be subject to ongoing periodic unannounced inspection by the FDA and other non-U.S. regulatory authorities to ensure strict compliance with QSR, including current Good Manufacturing Practice, or cGMP, and other applicable government regulations and corresponding standards. If our contract manufacturers fail to achieve and maintain high manufacturing standards in compliance with QSR, we may experience manufacturing errors resulting in patient injury or death, product recalls or withdrawals, delays or interruptions of production or failures in product testing or delivery, delay or prevention of filing or approval of marketing applications for our products, cost overruns or other problems that could seriously harm our business.
     Any performance failure on the part of our contract manufacturers could delay clinical development or regulatory clearance or approval of our product candidates or commercialization of our future product candidates, depriving us of potential product revenue and resulting in additional losses. In addition, our dependence on a third party for manufacturing may adversely affect our future profit margins. Our ability to replace an existing manufacturer may be difficult because the number of potential manufacturers is limited and the FDA must approve any replacement manufacturer before it can begin manufacturing our product candidates. Such approval would require additional non-clinical testing and compliance inspections. It may be difficult or impossible for us to identify and engage a replacement manufacturer on acceptable terms in a timely manner, or at all.
     We currently have no marketing staff and no sales or distribution organization. If we are unable to develop our sales, marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our product candidates.
     We currently have no marketing, sales or distribution capabilities. If our product candidates are approved, we intend to establish our sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize our product candidates, which will be expensive and time-consuming. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. With respect to our existing and future product candidates, we may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. To the extent that we enter into co-promotion or other licensing arrangements, our product revenue is likely to be lower than if we directly marketed or sold our products. In addition, any revenue we receive will depend in whole or in part upon the efforts of such third parties, which may not be successful and are generally not within our control. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize our existing and future product candidates. If we are not successful in commercializing our existing and future product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.
     Independent clinical investigators and contract research organizations that we engage to conduct our clinical trials may not be diligent, careful or timely.
     We will depend on independent clinical investigators to conduct our clinical trials. Contract research organizations may also assist us in the collection and analysis of data. These investigators and contract research organizations will not be our employees and we will not be able to control, other than by contract, the amount of resources, including time that they devote to products that we develop. If independent investigators fail to devote sufficient resources to the clinical trials, or if their performance is substandard, it will delay the approval or clearance and commercialization of any products that we develop. Further, the FDA requires that we comply with standards, commonly referred to as good clinical practice, for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected. If our independent clinical investigators and contract research organizations fail to comply with good clinical practice, the results of our clinical trials could be called into question and the clinical development of our product candidates could be delayed. Failure of clinical investigators or contract research organizations to meet their obligations to us or comply with federal regulations could adversely affect the clinical development of our product candidates and harm our business.
The success of our business may be dependent on the actions of our collaborative partners.
     An element of our strategy may be to enter into collaborative arrangements with established multinational medical device companies which could finance or otherwise assist in the development, manufacture and marketing of products incorporating our technology. We anticipate deriving some revenues from research and development fees, license fees, milestone payments and royalties from collaborative partners. Our prospects, therefore, may depend to some extent upon our ability to attract and retain collaborative partners and to develop technologies and products that meet the requirements of prospective collaborative partners. In addition, our collaborative partners may have the right to abandon research projects and terminate applicable agreements, including funding obligations, prior to or upon the expiration of the agreed-upon research terms. There can be no assurance that we will be successful in establishing collaborative arrangements on acceptable terms or at all, that collaborative partners will not terminate funding before completion of projects, that our collaborative arrangements will result in successful product commercialization or that we will derive any revenues from such arrangements. To the extent that we are not able to develop and maintain collaborative arrangements, we would need substantial additional capital to undertake research, development and commercialization activities on our own.

     If we are unable to obtain and enforce patent protection for our products, our business could be materially harmed.
     Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop or license under the patent and other intellectual property laws of the United States and other countries, so that we can prevent others from unlawfully using our inventions and proprietary information. However, we may not hold proprietary rights to some patents required for us to commercialize our proposed products. At present, we do not hold any patents and none of the technology we license has been patented. Because certain U.S. patent applications are confidential until patents issue, such as applications filed prior to November 29, 2000, or applications filed after such date which will not be filed in foreign countries, third parties may have filed patent applications for technology covered by our pending patent applications without our being aware of those applications, and our patent applications may not have priority over those applications. For this and other reasons, we or our third-party collaborators may be unable to secure desired patent rights, thereby losing desired exclusivity. If licenses are not available to us on acceptable terms, we will not be able to market the affected products or conduct the desired activities, unless we challenge the validity, enforceability or infringement of the third party patent or otherwise circumvent the third party patent.
     Our strategy depends on our ability to rapidly identify and seek patent protection for our discoveries. In addition, we will rely on third-party collaborators to file patent applications relating to proprietary technology that we develop jointly during certain collaborations. The process of obtaining patent protection is expensive and time-consuming. If our present or future collaborators fail to file and prosecute all necessary and desirable patent applications at a reasonable cost and in a timely manner, our business will be adversely affected. Despite our efforts and the efforts of our collaborators to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary.
     The issuance of a patent does not guarantee that it is valid or enforceable. Any patents we have obtained, or obtain in the future, may be challenged, invalidated, unenforceable or circumvented. Moreover, the United States Patent and Trademark Office ( the “USPTO”) may commence interference proceedings involving our patents or patent applications. Any challenge to, finding of unenforceability or invalidation or circumvention of, our patents or patent applications would be costly, would require significant time and attention of our management and could have a material adverse effect on our business. In addition, court decisions may introduce uncertainty in the enforceability or scope of patents owned by medical device companies.
     Our pending patent applications may not result in issued patents. The patent position of medical device companies, including ours, is generally uncertain and involves complex legal and factual considerations. The standards that the USPTO and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in medical device patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others. The legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, the enforceability or scope of our owned or licensed patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own or license may not provide sufficient protection against competitors. We may not be able to obtain or maintain patent protection for our pending patent applications, those we may file in the future, or those we may license from third parties, including Creighton University.
     We cannot assure you that any patents that will issue, that may issue or that may be licensed to us will be enforceable or valid or will not expire prior to the commercialization of our product candidates, thus allowing others to more effectively compete with us. Therefore, any patents that we own or license may not adequately protect our product candidates or our future products.
     If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.
     In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we will seek to enter into confidentiality agreements with our employees, consultants and collaborators upon the commencement of their relationships with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees also generally provide and will generally provide that any inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for our trade secrets or other confidential information. To the extent that our employees, consultants or contractors use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions.
     Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of our trade secrets would impair our competitive position and may materially harm our business, financial condition and results of operations.
     We will rely heavily on licenses from third parties.
     All of the patent applications in our patent portfolio are not owned by us, but are licensed from one third party. Presently, we rely solely on technology licensed from Creighton University for all of our products and may license additional technology from other third parties in the future. Such license agreements give us rights for the commercial exploitation of the patents resulting from the patent applications, subject to certain provisions of the license agreements. Failure to comply with these provisions could result in the loss of our rights under these license agreements. Our inability to rely on these patent applications which are the basis of our technology would have a material adverse effect on our business.
     We presently license patent rights to all of our technology from one third party owner. If we or this third party owner does not properly maintain or enforce the patent applications underlying any such licenses, our competitive position and business prospects will be harmed.
     We have obtained licenses from Creighton University for all of our current products in development. In addition, we hope to enter into additional licenses of third party intellectual property in the future.
     Our success will depend in part on the ability of us or our licensors to obtain, maintain and enforce patent protection for our licensed intellectual property and, in particular, those patents to which we have secured exclusive rights in our field. We or our licensors may not successfully prosecute the patent applications which are licensed to us. Even if patents issue in respect of these patent applications, we or our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we have licensed, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.
     Some jurisdictions may require us or Creighton University to grant licenses to third parties. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.
     Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Compulsory licensing of life-saving products is also becoming increasingly popular in developing countries, either through direct legislation or international initiatives. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.
     Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.
     Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import products or impair our competitive position. In addition, to the extent that a third party develops new technology that covers our products, we may be required to obtain licenses to that technology, which licenses may not be available or may not be available on commercially reasonable terms, if at all. If licenses are not available to us on acceptable terms, we will not be able to market the affected products or conduct the desired activities, unless we challenge the validity, enforceability or infringement of the third party patent or circumvent the third party patent, which would be costly and would require significant time and attention of our management. Third parties may have or obtain valid and enforceable patents or proprietary rights that could block us from developing products using our technology. Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations.

     If we become involved in patent litigation or other proceedings related to a determination of rights, we could incur substantial costs and expenses, substantial liability for damages or be required to stop our product development and commercialization efforts.
     Third parties may sue us for infringing their patent rights. Likewise, we may need to resort to litigation to enforce a patent issued or licensed to us or to determine the scope and validity of proprietary rights of others. In addition, a third party may claim that we have improperly obtained or used its confidential or proprietary information. Furthermore, in connection with our third-party license agreements, we generally have agreed to indemnify the licensor for costs incurred in connection with litigation relating to intellectual property rights. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management’s efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.
     If any parties successfully claim that our creation or use of proprietary technologies infringes upon their intellectual property rights, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, such licenses are likely to be non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license and are unable to design around a patent, we may be unable to effectively market some of our technology and products, which could limit our ability to generate revenues or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations.
     Medicare legislation and future legislative or regulatory reform of the health care system may affect our ability to sell our products profitably.
     In the United States, there have been a number of legislative and regulatory proposals, at both the federal and state government levels, to change the healthcare system in ways that could affect our ability to sell our products profitably, if approved. To the extent that our products are deemed to be “durable medical equipment” or DME they may be subject to distribution under the new Competitive Acquisition regulations, this could adversely affect the amount that we can seek from payors. Non-DME devices used in surgical procedures are normally paid directly by the hospital or health care provider and not reimbursed separately by third-party payors. As a result, these types of devices are subject to intense price competition that can place a small manufacturer at a competitive disadvantage.
     We are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business. Any cost containment measures or other health care system reforms that are adopted could have a material adverse effect on our ability to commercialize our existing and future product candidates successfully.
     Failure to obtain regulatory approval outside the United States will prevent us from marketing our product candidates abroad.
     We intend to market certain of our existing and future product candidates in non-U.S. markets. In order to market our existing and future product candidates in the European Union and many other non-U.S. jurisdictions, we must obtain separate regulatory approvals. We have had limited interactions with non-U.S. regulatory authorities, the approval procedures vary among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Approval or clearance by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more non-U.S. regulatory authorities does not ensure approval by regulatory authorities in other countries or by the FDA. The non-U.S. regulatory approval process may include all of the risks associated with obtaining FDA approval or clearance. We may not obtain non-U.S. regulatory approvals on a timely basis, if at all. We may not be able to file for non-U.S. regulatory approvals and may not receive necessary approvals to commercialize our existing and future product candidates in any market.

     Non-U.S. governments often impose strict price controls, which may adversely affect our future profitability.
     We intend to seek approval to market certain of our existing and future product candidates in both the U.S. and in non-U.S. jurisdictions. If we obtain approval in one or more non-U.S. jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our product. In some countries, particularly countries of the European Union, each of which has developed its own rules and regulations, pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a medical device candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our existing and future product candidates to other available products. If reimbursement of our future product candidates is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.
     Our business may become subject to economic, political, regulatory and other risks associated with international operations.
     Our business is subject to risks associated with conducting business internationally, in part due to a number of our suppliers being located outside the U.S. Accordingly, our future results could be harmed by a variety of factors, including:
•	difficulties in compliance with non-U.S. laws and regulations;

•	changes in non-U.S. regulations and customs;

•	changes in non-U.S. currency exchange rates and currency controls;

•	changes in a specific country’s or region’s political or economic environment;

•	trade protection measures, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments;

•	negative consequences from changes in tax laws; and

•	difficulties associated with staffing and managing foreign operations, including differing labor relations.
     The market price of our common stock may fluctuate significantly.
     The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:
•	the announcement of new products or product enhancements by us or our competitors;

•	developments concerning intellectual property rights and regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;

•	developments in the medical device industry;

•	the results of product liability or intellectual property lawsuits;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	general market conditions and other factors, including factors unrelated to our operating performance.

     Further, the stock market in general, and the market for medical device companies in particular, has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility of our common stock might be worse if the trading volume of our common stock is low.
     Some or all of the “restricted” shares of our common stock issued to former stockholders of SafeStitch in connection with the Share Exchange or held by other of our stockholders may be offered from time to time in the open market pursuant to an effective registration statement or Rule 144, and these sales may have a depressive effect on the market for our common stock.
     Trading of our common stock is limited and trading restrictions imposed on us by applicable regulations and by lockup agreements we have entered into with our principal stockholders may further reduce our trading, making it difficult for our stockholders to sell their shares.
     Trading of our common stock is currently conducted on the National Association of Securities Dealers, Inc.’s, OTC Bulletin Board, or “OTC BB.” The liquidity of our common stock is limited, not only in terms of the number of shares that can be bought and sold at a given price, but also as it may be adversely affected by delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us, if at all.
     Approximately 70% of the outstanding shares of our common stock are subject to lockup agreements which limit sales for a two-year period. These factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our common stock. In addition, without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.
     Because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.
     Our common stock may be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or approved for quotation on the Nasdaq Stock Market or any other national stock exchange or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission (“SEC”). This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.
     If applicable, the penny stock rules may make it difficult for investors to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of our common stock publicly at times and prices that they feel are appropriate.
     Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in the best interests of our stockholders.
     As of the closing of the Share Exchange, our directors, executive officers, principal stockholders and affiliated entities beneficially owned, in the aggregate, over 80% of our outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

     Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.
     There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new regulations promulgated by the SEC and rules promulgated by the American Stock Exchange (“AMEX”), the other national securities exchanges and the NASDAQ. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our board of directors members, Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board of directors members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.
Item 2. Financial Information.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SAFESTITCH
     You should read the following discussion and analysis of the financial condition and results of operations of SafeStitch, which now represents our ongoing business operations, together with the financial statements and the related notes appearing at the end of this report. Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to our plans and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this report for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
     The discussion and analysis of our financial condition and results of operations are based on SafeStitch’s financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate such estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
     The following discussion and analysis excludes the impact of CTSC’s financial condition and results of operations prior to the Share Exchange because they were not material for any of the periods presented. Specifically, for the years ended December 31, 2006, 2005 and 2004, CTSC had no revenue, expenses consisting solely of general and administrative expenses (i.e., legal, accounting and other professional fees) in the amount of $371,000, $318,000 and $473,000, respectively, and other income (i.e., amounts earned from investing available cash in a money market account) in the amount of $166,000, $90,000 and $29,000, respectively.
     CTSC’s balance sheet as of June 30, 2007 consisted solely of total current assets equal to $3,397,000 (which consisted of cash and cash equivalents and prepaid expenses) and total liabilities equal to $178,000. During the aforementioned periods, CTSC had no sources of cash except interest income and its sole use of cash was payment of the aforementioned professional fees and other costs associated with complying with CTSC’s reporting obligations under the rules and regulations promulgated by the SEC, reviewing and negotiating strategic alternatives and consummating the Share Exchange with SafeStitch. A discussion of CTSC’s financial condition prior to the Share Exchange which is omitted from this current report on Form 8-K/A is included in the Company’s 8-K filed with the SEC on September 10, 2007 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CTSC.”

Overview
     We are a developmental stage medical device company focused on the development of medical devices associated with the upper gastrointestinal tract that surgically manipulate tissues for obesity, gastroesophageal reflux disease (“GERD”), Barrett’s Esophagus, esophageal obstructions, upper gastrointestinal bleeding, hernia formation and other intraperitoneal abnormalities.
     SafeStitch has not generated any revenues from operations, although we have generated investment income on our cash balances. Since its inception on September 15, 2005, SafeStitch has generated significant losses in connection with the research and development of its technology and had accumulated a deficit equal to ($2,218,201) at June 30, 2007. Since we do not generate revenue from any of our product candidates, we expect to continue to generate losses in connection with the clinical development of SafeStitch’s products and the research and development activities relating to its technology. As a result, we believe that our operating losses are likely to be substantial over the next several years. Such losses may fluctuate significantly from quarter to quarter and are expected to increase as we expand our research and development programs, including with respect to other products. We will need to obtain additional funds to further develop our research and development programs.
Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Income Taxes
     No provision or benefit for income taxes has been included in SafeStitch’s financial statements since taxable income or loss passed through to, and have reportable by, the members individually.
Research and Development Costs
     Research and development costs are expensed as incurred.
Results of Operation
Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006
     Revenues
     SafeStitch did not have any revenues for the six months ended June 30, 2007, although it did have interest income of $5,268 from a money market investment and other income of $377.

     Research and Development Costs
     Research and development costs were $783,457 for the six months ended June 30, 2007 compared to $285,513 for the six months ended June 30, 2006. The reason for the increase was significantly more research and development of our product candidates.
     General and Administrative Expenses
     General and administrative expenses were $206,999 for the six months ended June 30, 2007 compared to $15,604 for the six months ended June 30, 2006. The increase is primarily attributable to increased salaries and overhead due to our increased operations.
     Professional Fees
     Professional fees were $64,225 for the six months ended June 30, 2007 compared to $108,271 for the six months ended June 30, 2006. The reasons for the decreases were expenses associated with restructuring SafeStitch and negotiation of the Creighton licenses in 2006. Professional fees consisted primarily of attorneys’ and consultants’ fees.
Liquidity and Capital Resources
     As a result of its significant research and development expenditures and the lack of any approved products to generate product sales revenue, SafeStitch has not been profitable and has generated operating losses since its inception. From inception through June 30, 2007, SafeStitch has funded its operations primarily with proceeds equal to $1.5 million from the sale of membership interests and loans aggregating $592,000 from its members. This amount has increased to approximately $876,000 as of August 31, 2007, as was necessary to fund operations of SafeStitch prior to the closing of the Share Exchange.

     On September 4, 2007, in connection with the Share Exchange, CTSC entered into a line of credit agreement with The Frost Group, LLC, a Florida limited liability company controlled by Dr. Phillip Frost and in which certain of our directors are members, and Jeffrey G. Spragens. The line of credit provides CTSC with the right to draw up to $4 million in available funds for working capital and to fund operations. CTSC will pay interest of 10% on borrowings made under the line of credit. CTSC also issued warrants to purchase 805,521 shares of common stock to the lenders.
     Immediately following consummation of the Share Exchange, CTSC expects to have approximately $3.3 million, in cash and cash equivalents, less $876,000 in notes payable and $390,000 of estimated transaction expenses, and access to an additional $4 million under the line of credit. SafeStitch believes that this cash and line of credit, less approximately $876,000 in loans to SafeStitch to be paid back from available cash and cash equivalents, should be sufficient to fund SafeStitch’s current cash requirements over the next twelve months, notwithstanding that SafeStitch is not anticipating any revenue over the next twelve months.
Funding Requirements
     We expect to incur losses from operations for the foreseeable future. We expect to incur increasing research and development expenses, including expenses related to the hiring of personnel. We expect that general and administrative expenses will also increase as we expand our finance and administrative staff, add infrastructure, and incur additional costs related to being an operating public company in the United States, including the costs of directors’ and officers’ insurance, investor relations programs and increased professional fees. Our future capital requirements will depend on a number of factors, including the continued progress of its research and development of product candidates, the timing and outcome of research and development and regulatory clearances and approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims nd other intellectual property rights, the acquisition of licenses to new products, the status of competitive products, the availability of financing and our success in developing markets for our product candidates.
     We do not anticipate that we will generate product revenues for at least three years. In the absence of additional funding, we expect continuing operating losses to result in increases in our cash used in operations over the next several years. We will need to finance our future cash needs through public or private equity offerings, debt financings, or corporate collaboration and licensing arrangements. We currently have no commitments for future external funding other than the $4 million line of credit described above. We may need to raise additional funds more quickly if one or more of our assumptions prove to be incorrect or if we choose to expand our product development efforts more rapidly than we presently anticipate.
     We may seek to sell additional equity or debt securities or obtain a bank credit facility. The sale of additional equity or debt securities may result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations. Additional equity or debt financing, grants, or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our planned commercialization efforts or obtain funds through arrangements with collaborators or others that may require us to relinquish rights to certain product candidates that we might otherwise seek to develop or commercialize independently.

Contractual Obligations
     The following table summarizes our principal contractual obligations immediately upon consummation of the Share Exchange.

Payments Due By Period
(in 000s)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term Debt Obligations (1)	$-0-	$-0-	$-0-	$-0-	$-0-
Capital Lease Obligations	-0-	-0-	-0-	-0-	-0-
Operating Lease Obligations (2)	-3-	-3-	-0-	-0-	-0-
License and Development Agreement Obligations (3)	152	-0-	152	-0-	-0-
Purchase Obligations	-0-	-0-	-0-	-0-	-0-
Total	$155	$3	$152	$-0-	$-0-

(1)	At closing, we paid existing short-term debt obligations to former members of SafeStitch in the amount of $876,000. We utilized existing cash in CTSC for this purpose and we will not draw under our line of credit with The Frost Group, LLC and Jeffrey G. Spragens until management deems it advisable.

(2)	Represents remaining lease payments for the Harney Street Office in Omaha.

(3)	Represents the balance of the required $2.5 million expense under the Creighton University licensing agreement.
     The preceding table does not include information with respect to the following contractual obligations because the amounts of the obligations are currently not determinable: contractual obligations in connection with development and engineering work, clinical trials, which are payable on a per-patient basis, and royalty obligations, which are payable based on the sales levels of some of our products.
Off-Balance Sheet Arrangements
     We have no off-balance sheet arrangements as of June 30, 2007, December 31, 2006 and December 31, 2005 and as of the consummation of the Share Exchange.
Quantitative and Qualitative Disclosures About Market Risk
     In the normal course of doing business we are exposed to the risks associated with foreign currency exchange rates and changes in interest rates. We do not engage in trading market risk sensitive instruments or purchasing hedging instruments or “other than trading” instruments that are likely to expose us to significant market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk.
     Our exposure to market risk relates to our cash and investments and to our borrowings. We maintain an investment portfolio of money market funds and qualified purchaser funds. The securities in our investment portfolio are not leveraged, and are, due to their very short-term nature, subject to minimal interest rate risk. We currently do not hedge interest rate exposure. Because of the short-term maturities of our investments, we do not believe that a change in market rates would have a significant negative impact on the value of our investment portfolio.
     The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we invest our excess cash in debt instruments of the U.S. Government and its agencies, bank obligations, repurchase agreements and high-quality corporate issuers, and, by policy, restrict our exposure to any single corporate issuer by imposing concentration limits. To minimize the exposure due to adverse shifts in interest rates, we maintain investments at an average maturity of generally less than one month.

ITEM 15 Financial Statements and Exhibits
     The disclosures set forth in Item 9.01 of this Current Report on Form 8-K/A are incorporated into this item by reference.
Item 9.01. Financial Statements and Exhibits.
     (a)     Financial statements of the business acquired. Only the financial statements as of and for the six months ended June 30, 2007 and 2006 and for the period beginning September 15, 2005 (inception) and ended June 30, 2007, including notes thereto, which are contained on pages F-3 through F-8, are included in this Form 8-K/A.
     (b)     Pro forma financial information.

     The following pages, which were included in the Company’s Form 8-K filed on September 10, 2007, have been modified as set forth herein.
INDEX TO FINANCIAL STATEMENTS
SafeStitch, LLC
(A Development Stage Company)
(As Restated)

Page
Table of Contents

Unaudited Financial Statements as of and for the Six Months Ended June 30, 2007 and 2006 and for the Period from September 15, 2005 (Inception) to June 30, 2007	F-2

Statement of Financial Position as of June 30, 2007 and 2006	F-3

Statements of Operation for the Six Months Ended June 30, 2007 and 2006 and for the Period from September 15, 2005 (Inception) to June 30, 2007	F-4

Statements of Cash Flows for the Six Months Ended June 30, 2007 and 2006 and for the Period from September 15, 2005 (Inception) to June 30, 2007	F-5

Notes to Financial Statements for the Six Months Ended June 30, 2007 and 2006 and for the Period from September 15, 2005 (Inception) to June 30, 2007	F-6

Pro Forma Financial Information	F-19

SafeStitch, LLC
(A Development Stage Company)
Unaudited Financial Statements as of and for the Six Months Ended
June 30, 2007 and 2006 and from September 15, 2005 (Inception) to June 30, 2007
(As Restated)
TABLE OF CONTENTS

Page
Financial Statements

Statement of Financial Position	F-3

Statements of Operations	F-4

Statements of Cash Flows	F-5

Notes To Financial Statements	F-6

SafeStitch, LLC
(A Development Stage Company)
STATEMENT OF FINANCIAL POSITION
June 30, 2007 and June 30, 2006
(Unaudited)
(As Restated)

	June 30,
	2007	2006
CURRENT ASSETS
Cash	$116,403		$1,202,666

Total current assets	$116,403		$1,202,666

LIABILITIES AND MEMBERS EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$237,602		$269,476
Loan from member	$592,000	$

Total current liabilities	$829,602		$269,476
Total long-term liabilities			$$10,000

Total liabilities	$829,602		$279,476

MEMBERS EQUITY (DEFICIT)
Capital Contributions	$1,505,002		$1,426,002
Deficit accumulated during development stage	$(2,218,201)		$(502,812)

Total Members Equity (Deficit)	$(713,199)		$923,190

Total Liabilities and Equity (Deficit)	$116,403		$1,202,666

See notes to financial statements

SAFESTITCH, LLC
(A Development Stage Company)
STATEMENTS OF OPERATIONS
Six Months ended June 30, 2007
and 2006 and for the period
from September 15, 2006 (Inception) to June 30, 2007
(Unaudited)
(As Restated)

			September 15, 2005
	Six Months Ended		(Inception) to
	June 30,		June 30,
	2007	2006	2007
Operating Expenses
Research and development costs	$783,457	$285,513	$1,607,337
Rent	4,740	1,330	8,885
Insurance	—	—	500
General and administrative	206,999	15,604	345,842
Utilities	1,409	15	4,330
Office expenses	20,902	17,455	37,020
License and permits	—	—	50
Professional fees	64,225	108,270	233,066

Total Expenses	1,081,732	428,187	2,237,030

Other Income (Expenses)
Interest Income	5,645	1,365	25,329
Interest Expense	(6,500)		(6,500)

Net loss	$(1,082,587)	$(426,822)	$(2,218,201)

See notes to financial statements

SAFESTITCH, LLC
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
Six Months ended June 30, 2007 and 2006 and for the period
from September 15, 2006 (Inception) to June 30, 2007
(Unaudited)
(As Restated)

			September 15, 2005
	Six Months ended		(Inception) to
	June 30,		June 30,
	2007	2006	2007
Cash flows from operating activities
Net Loss	$(1,082,587)	$(426,822)	$(2,218,201)
Adjustments to reconcile net loss to net cash used in operating activities	—	—
(Decrease) Increase in accounts payable and accrued liabilities	70,893	255,305	237,602

Net cash used in operating activities	(1,011,694)	(171,517)	(1,980,599)

Cash flows from financing activities
Proceeds from loan due to members	582,000	—	666,000
Contribution from members	—	1,351,000	1,431,002
Net cash provided by financing activities	582,000	1,351,000	2,097,002

NET INCREASE (DECREASE) IN CASH	(429,694)	1,179,483	116,403
Cash, beginning	546,097	23,183	0

Cash, ending	$116,403	$1,202,666	$116,403

See notes to financial statements

SAFESTITCH, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
As of and for six months ended June 30, 2007 and 2006 and for the period from September 15, 2006 (Inception) to June 30, 2007
(Unaudited)
(As Restated)
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
SafeStitch, LLC (the Company) was formed as a limited liability company pursuant to Articles of Organization in the Office of Virginia State Corporation Commission on September 15, 2005 and commenced operations on December 21, 2005. The Company is a development stage company that was formed to finance, develop, market and license or sell medical devices that manipulate tissues for obesity, gastroesophageal reflux disease (“GERD”), Barrett’s Esophagus, esophageal obstructions, upper gastrointestinal bleeding, hernia formation and other intraperitoneal abnormalities through endoscopic and minimally invasive surgery pursuant to the license and development agreement with Creighton University (Note 3).

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company experienced a net loss for the six months ended June 30, 2007, and since its inception to June 30, 2007, and has an accumulated deficit. The Company’s continued existence is dependent on its ability to successfully develop, market and sell its medical devices.

Management expects that during the remaining six months of 2007 the Company will incur costs of approximately $1.8 million, primarily related to product development, testing and manufacturing and compensation and other operating expenses. The Company does not expect to have any current source of revenues. However, management believes that as the result of the share exchange with CTSC (Note 5) the Company will have sufficient resources to fund its current cash flow requirements through at least the next twelve months.

Basis of Accounting

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the members individually.

Research and Development Costs

Research and development costs are expensed as incurred.
NOTE 2 — CONSULTANTS
The Company entered into agreements with various consultants to provide consulting services effective September 1, 2006. The consultants will receive compensation at an hourly rate for services performed for the Company. The consultants shall also be reimbursed all reasonable expenses incurred on behalf of the Company. The agreements have various terms which expire through 2007. The term of these agreements may be renewed upon mutual agreement of the parties. Termination of the agreements prior to the expiration can only be executed by the events stated in Section 11 of the agreements. As of June 30, 2007 and 2006, consultant fees totaled $52,992 and $500, and are included in research and development costs.
NOTE 3 — LICENSE AND DEVELOPMENT AGREEMENT
The Company entered into a license and development agreement with Creighton University as of May 26, 2006. The agreement states that the University grants the Company an exclusive, worldwide license and associated know-how, including the exclusive right to make, have made, use, sell, offer for sale, import or otherwise dispose of and enjoy any and all Licensed Products, subject to the University retaining a non-exclusive, non-assignable and non-sub licensable right, limited solely to non-commercial practice under the Licensed Patents and associated know-how solely for educational, research and clinical study purposes. The Company paid consideration of one dollar for the assignment of the entire right, title and interest in the license, patent rights and associated know-how. The Company shall pay the University on a quarterly basis a royalty of one and one-half percent on Net Sales of any licensed product sold worldwide.

In accordance with the license and development agreement with Creighton University, the Company is to invest, in aggregate, at least $2,500,000 within 36 months of the execution of this agreement towards the development of the licensed product, including reimbursement of Creighton University’s overhead expenses, related to the Company’s use of its facilities and calculated as 20% of the Company’s direct development expenditures. If the Company fails to meet its development obligations, all rights in the licensed patent rights and associated know-how shall revert back to the University.
NOTE 4 — NEW ACCOUNTING PRONOUNCEMENTS
The Company adopted Financial Standards Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of FASB Statement 109 (“SFAS 109”), on January 1, 2007. As a result of the implementation of FIN 48, we recognized no material adjustment in the liability for unrecognized tax benefits. At the adoption date of January 1, 2007 and as of June 30, 2007, we had no unrecognized tax benefits, which would affect our effective tax rate if recognized.

We recognize interest and penalties related to uncertain tax positions, in general, and administrative expense. As of June 30, 2007, we have not recorded any provisions for accrued interest and penalties related to uncertain tax positions.

Tax years 2000-2006 remain open to examination by the major taxing jurisdictions to which we are subject.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. We have determined that the adoption of SFAS 157 will not have a material effect on our consolidated financial position, results of operations, cash flows or financial statement disclosures.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities- including an amendment of FASB Statement 115” (“SFAS 159”). This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. We have determined that the adoption of SFAS 159 will not have a material effect on our consolidated financial position, results of operations, cash flows or financial statement disclosures.
NOTE 5 — SUBSEQUENT EVENTS
On September 4, 2007 Cellular Technical Services Company, Inc. (“CTSC”) acquired the Company pursuant to a Share Transfer, Exchange and Contribution Agreement, dated as of July 25, 2007 (referred to as the “Share Exchange Agreement”). The Share Exchange Agreement provided for the exchange of all issued and outstanding membership interests of the Company for 11,256,369 shares of CTSC’s common stock (the “Share Exchange”).

In connection with the consummation of the Share Exchange, CTSC entered into a Note and Security Agreement with a company controlled by the largest beneficial holder of CTSC and certain of the Company’s directors, and the Chief Executive Officer, President and a director, for a credit line of up to $4 million. The loan will bear 10% interest on the outstanding balance. In connection with entering into this line of credit, the Company granted warrants to purchase a total of 805,521 shares of the Company’s common stock to the holders of the Note with an exercise price equal to stockholders’ equity of CTSC after taking into consideration all accrued and contingent liabilities at the closing of the Share Exchange plus $1,250,000 divided by the number of fully-diluted shares of CTSC after the Share Exchange, and having a ten-year term.
The share exchange will be accounted for as a recapitalization of the Company pursuant to the Share Exchange Agreement. For accounting purposes, the Company is treated as the continuing reporting entity. Because the former members of the Company end up with control of CTSC, the transaction would normally be considered a purchase by the Company. However, since CTSC is not a business, the transaction is not a business combination. Instead the transaction is accounted for as a recapitalization of the Company and the issuance of stock by the Company (represented by the outstanding shares of CTSC) for the assets and liabilities of the CTSC.

PRO FORMA FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Combined Financial Statements
     On September 4, 2007, CTSC acquired SafeStitch in a transaction accounted for as a recapitalization of SafeStitch pursuant to an agreement dated July 25, 2007. For accounting purposes, SafeStitch is treated as the continuing reporting entity. Since CTSC did not have an operating business, the transaction is not accounted for as a business combination. Instead, the transaction is accounted for as a recapitalization of SafeStitch and the issuance of stock by SafeStitch (represented by the outstanding shares of CTSC) at the book values of assets and liabilities of CTSC, which approximates fair value with no goodwill or other intangible assets recorded. For accounting purposes, the cost of the transaction incurred by SafeStitch will be charged directly to equity and those incurred by CTSC will be expensed. In addition, CTSC, upon consummation of the transaction closed on a credit facility (the “Financing”) of $4 million, and issued 805,521 warrants to purchase shares of common stock.
     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of CTSC, including the notes thereto, and the financial statements of SafeStitch, including the notes thereto. The unaudited pro forma condensed information is for illustrative purposes only and may not necessarily reflect the financial position and the combined results of operations as of and for the year ended December 31, 2006 and the six months ended June 30, 2007. The financial results may have been different had the companies always been combined.
Pro Forma Condensed Consolidated Statements of Operations (Unaudited)
     The following unaudited pro forma condensed consolidated statement of operations combines the historical statements of operations of SafeStitch and CTSC for the year ended December 31, 2006 and the six months ended June 30, 2007, giving effect to the merger, assuming (i) the acquisition of SafeStitch by CTSC and (ii) the Financing occurred on January 1, 2006 and January 1, 2007, respectively.
     All material adjustments required to reflect the forgoing transactions are set forth in the columns labeled “Pro Forma Adjustments.” The column labeled “Historical CTSC” is derived from CTSC’s historical audited consolidated statements of operations for the year ended December 31, 2006 and the unaudited consolidated statement of operations for the six months ended June 30, 2007, as amended. The column labeled “Historical SafeStitch” is derived from SafeStitch’s historical audited statements of operations for the year ended December 31, 2006 and the unaudited statement of operations for the six months ended June 30, 2007.

Unaudited Pro-Forma Financial Statements For
Cellular Technical Services Company, Inc. and SafeStitch, LLC
Consolidated Statement of Operations for the Year Ended December 31, 2006
($ in thousands, except per share data)

	Historical	Historical	Pro-forma		Pro-forma
	CTSC	SafeStitch	adjustment		combined
Revenues	$—	$—	$		$—

Costs and Expenses
Research and development		748			748
General and administrative	371	331	27	F	729

Total costs and expenses	371	1,079	27		1,477

Loss from operations	(371)	(1,079)	(27)		(1,477)

Other Income, net	1				1
Amortization of debt issuance cost			(851)	D	(851)
Interest Expense
Interest income	166	20	(50)	E	136

Loss before income tax	(204)	(1,059)	(928)		(2,191)

Provision for income tax

Net loss	$(204)	$(1,059)	$(928)		$(2,191)

Basic and diluted loss per common share/ members’ units	(0.04)				(0.14)
Weighted average shares/members’ units outstanding	4,587				16,050
			201	A
			6	B
			11,256	C

(A)	Reflects the issuance of 201,500 CTSC shares to officers and directors at $1.61 (market value) of CTSC’s common stock in August 2007.

(B)	Reflects the issuance of 6,000 shares at $1.61 (market value) of CTSC’s common stock in connection with 111,800 out of the money options held by officers and directors cancelled in August 2007.

(C)	Reflects the issuance of 11,256,369 CTSC shares to the members of SafeStitch, LLC issued in connection with the Share Exchange on September 4, 2007.

(D)	Reflects the amortization of 805,521 warrants to Frost Group LLC and Jeffrey G. Spragens in connection with the credit facility upon consummation of the Share Exchange Agreement on September 4, 2007.

(E)	Reflects the decrease of interest income earned due to the decrease in cash of $982,000 as of the beginning of the period presented.

(F)	Reflects the amortization of the fair value of 50,000 stock options granted to Dr. Davis upon the conummation of the Share Exchange with an assumed fair value of $2.17 per share.

Unaudited Pro-Forma Financial Statements For Cellular Technical Services Company, Inc. and
SafeStitch, LLC Consolidated Statement Of Operations For The Six Month Period Ended June 30, 2007
($ in thousands, except per share data)

	Historical	Historical	Pro-forma		Pro-forma
	CTSC	SafeStitch	adjustment		combined
		(Restated)			(Restated)
Revenues	$—	$—	$		$—
Costs and Expenses
Research and development		783			783
General and administrative	137	299	14	F	450

Total costs and expenses	137	1,082	14		1,233
Loss from operations	(137)	(1,082)	(14)		(1,233)
Amortization of debt issuance			(425)	D	(425)
Interest expense		(7)			(7)
Interest income	86	6	(25)	E	67

Income (loss) before income tax	(51)	(1,083)	(464)		(1,598)
Provision for income tax	—				—

Net loss	$(51)	$(1,083)	$(464)		$(1,598)

Basic and diluted loss per common share/ members’ units	(0.01)				(0.10)
Weighted average shares/members’ units outstanding	4,587				16,050
			201	A
			6	B
			11,256	C

(A)	Reflects the issuance 201,500 CTSC shares to officers and directors at $1.61 (market value of CTSC’s common stock) in August, 2007.

(B)	Reflects the issuance of 6,000 shares at $1.61 (market value) of CTSC’s common stock in connection with 111,800 out-of-the-money options held by officers and directors cancelled in August 2007.

(C)	Reflects the issuance of 11,256,369 CTSC shares to the members of SafeStitch, LLC issued in connection with the Share Exchange on September 4, 2007.

(D)	Reflects the amortization of 805,521 warrants to Frost Group LLC and Jeffrey G. Spragens in connection with the credit facility upon consummation of the Share Exchange Agreement on September 4, 2007.

(E)	Reflects the decrease of interest income earned due to the decrease in cash of $982,000 as of the beginning of the period presented.

(F)	Reflects the amortization of the fair value of 50,000 stock options granted to Dr. Davis upon the consummation of the Share Exchangee with an assumed fair value of $2.17 per share.

Pro Forma Condensed Consolidated Balance Sheet (Unaudited).
     The following unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of SafeStitch and CTSC as of June 30, 2007, assuming the (i) acquisition of SafeStitch and (ii) the Financing, occurred as of June 30, 2007. All material adjustments required to reflect the forgoing transactions are set forth in the columns labeled “Pro Forma Adjustments.” The columns labeled “Historical CTSC” and “Historical SafeStitch” are derived from CTSC’s historical unaudited consolidated balance sheet as of June 30, 2007 and SafeStitch’s historical unaudited balance sheet as of June 30, 2007.
Unaudited Pro-Forma Financial Statements For
Cellular Technical Services Company, Inc and SafeStitch, LLC
Consolidated Balance Sheet as of June 30, 2007
($ in thousands)

	Historical	Historical	Pro-forma		Pro-forma
	CTSC	SafeStitch	adjustment		combined
		(Restated)			(Restated)
Current assets
Cash and cash equivalents	$3,377	$116	$284	E	$2,511
			(876)	F
			(390)	G
Prepaid expenses	20				20

Total current assets	3,397	116	(982)		2,531
Long term investment, net of valuation allowance of $1,754 Deferred finance costs			1,639	D	1,639

Total assets	$3,397	$116	$657		$4,170

Current liabilities
Accounts payable and accrued expenses	178	237			415
Loan due to investors		592	284	E
			(892)	F

Total liabilities	178	829	(592)		415

Stockholders’ (Members’) equity
Preferred Stock, $.01 par value per share, 5,000 shares authorized, none issued and outstanding
Common Stock, $0.001 par value per share, 30,000 shares authorized, 4,587 shares issued and outstanding	5		11	C	16
Members’ equity		1,505	(1,505)	C
Additional paid-in-capital	31,704		324	A	6,291
			10	B
			1,494	C
			1,639	D
			(150)	G
			(28,730)	H
Accumulated deficit	(28,490)	(2,218)	(324)	A	(2,552)
			(10)	B
			(240)	G
			28,730	H

Total Stockholders’ (Members’ deficit) equity	3,219	(713)	1,249		3,755
Total liabilities and stockholders’ (Members’) equity	$3,397	$116	$657		$4,170

(A)	Reflects the issuance of 201,500 CTSC shares to officers and directors at $1.61 (market value) of CTSC’s common stock in August, 2007.

(B)	Reflects the issuance of 6,000 shares at $1.61 (market value) of CTSC common stock in connection with 111,800 out-of-the-money options held by officers and directors cancelled on August 2007.

(C)	Reflects the issuance of 11,256,369 CTSC shares to the members of SafeStitch, LLC issued in connection with the Share Exchange and the elimination of the Members’ Equity of SafeStitch, LLC.

(D)	Reflects the issuance of 805,521 warrants, fair valued at $1,639,000, to Frost Group LLC and Jeffrey G. Spragens in connection with the credit facility upon consummation of the Share Exchange Agreement on September 4, 2007.

(E)	Reflects the receipt of additional loans from July 1, 2007 through August 31, 2007 by members of SafeStitch, LLC.

(F)	Reflects the repayment of outstanding loans totaling $876,000 to the members of SafeStitch, LLC upon consummation of the Share Exchange Agreement on September 4, 2007.

(G)	Reflects the payment of $150,000 for accrued consulting and legal services rendered to SafeStitch, LLC and $ 240,000 in legal, accounting and other expenses related to the acquisition for CTSC.

(H)	Reflects the elimination of CTSC’s accumulated deficit.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLULAR TECHNICAL SERVICES COMPANY, INC.
By:	/s/ Jeffrey G. Spragens
	Name:	Jeffery G. Spragens
	Title:	Chief Executive Officer & President

Date November 19, 2007